Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use of our Report, dated July 30, 2008 relating to the consolidated financial statements of Tevet Process Control Technologies LTD. and its Subsidiary as of December 31, 2007 and 2006 as a part of Form 8-K/A.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

Certified public accountants

Tel Aviv

August 4, 2008